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                                                                    Exhibit 21.1


                         Subsidiaries of the Registrants

1.    Neenah Foundry Company

      Hartley Controls Corporation - wholly owned.
      Neenah Transport, Inc. - wholly owned.

2.    Hartley Controls Corporation

      None.

3.    Neenah Transport, Inc.

      None.